EXHIBIT 10.7

One Broadway, 8th Floor

Cambridge, MA 02142

Confidential

August 23, 2011

Dr. Dennis Kim

6648 Muirlands Drive

La Jolla, CA 92037

Re:	Employment Offer

Dear Dennis:

On behalf of Zafgen, Inc., a Delaware corporation (the “Company”), I am pleased to offer employment to you. The purpose of this letter is to outline the terms for your employment.

Position: Your initial position with the Company will be Chief Medical Officer.

Start Date: Unless otherwise agreed, your first day of employment will be September 5, 2011.

Salary: The Company will pay you an annual salary of $325,000 at a semi-monthly rate of $13,541.66, subject to periodic review and adjustment at the discretion of the Company.

Bonus: You will be eligible to receive an annual performance bonus. The Company will target the bonus at up to 25% of your annual salary rate. The actual bonus percentage is discretionary and will be subject to the Company’s assessment of your performance, as well as business conditions at the Company. The bonus also will be subject to your employment for the full period covered by the bonus, approval by and adjustment at the discretion of the Company’s Board of Directors and the terms of any applicable bonus plan. The Company expects to review your job performance on an annual basis and will discuss with you the criteria which the Company will use to assess your performance for bonus purposes. The Company’s Board of Directors may also make adjustments in the targeted amount of your annual performance bonus.

Benefits: You will be eligible to participate in the employee benefits and insurance programs generally made available to its full-time employees, including health, life, disability and dental insurance. Details of these benefits programs, including mandatory employee contributions, will be made available to you when you start. You also will be eligible to receive paid vacation time. You will be eligible for up to 15 days of paid vacation per year, which shall accrue on a prorated basis. Other provisions of the Company’s vacation policy are set forth in the policy itself.

Stock Options: You will be eligible to participate in the Company’s stock option program, subject to approval by the Board of Directors. We will recommend to the Board of Directors at its next meeting after you join the Company that you be granted an option to purchase 900,000 shares of the Company’s common stock at the stock’s then fair market value. Your eligibility for stock options will be governed by the Amended and Restated 2006 Stock Option Plan and any associated stock option agreement required to be entered into by you and the Company.

Your stock options shall vest in accordance with the Company’s standard vesting policy; provided, however, that if a Change of Control (defined below) occurs within the first 6 months of your start date, 50% of your unvested options shall vest, effective upon the consummation of such Change in Control.

“Change of Control” shall mean (i) the acquisition of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly by any “person” (individual, a corporation, a partnership or any other entity or organization other than the Company or any of its Affiliates) of securities of the Company representing a majority or more of the combined voting power of the Company’s then outstanding securities, other than an acquisition of securities for investment purposes pursuant to a bona fide financing of the Company; (ii) a merger or consolidation of the Company with any other corporation in which holders of the voting securities of the Company prior to the merger of consolidation do not own more than 50% of the total voting securities of the surviving corporation; or (iii) the sale or disposition by the company of all or substantially all of the Company’s assets other than a sale or disposition of assets to an Affiliate of the Company or holders of securities of the Company.

Severance: Your employment is “at will,” meaning you or the Company may terminate it at any time for any or no reason. In the event of the termination of your employment for any reason, the Company shall pay you (1) your base salary through the date of termination, (2) an amount equal to the value of your accrued unused vacation days, and (3) the amount of any expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed. In addition, in the event the Company terminates your employment without Cause or you resign for Good Reason (both as defined below), the Company shall provide you with continuation of your base salary for a period of two (2) months after the date of termination at the salary rate then in effect (“Salary Continuation Payments”) (solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, each Salary Continuation Payment is considered a separate payment (the “Termination Benefits”).

Notwithstanding anything to the contrary in this letter, you shall not be entitled to any Termination Benefits unless you first (i) enter into, do not revoke, and comply with the terms of a separation agreement in a form acceptable to the Company which shall include a release against the Company and related persons and entities (the “Release”); (ii) resign from any and all positions that you then hold with the Company and any affiliate of the Company; and (iii) return all Company property and comply with any instructions related to deleting and purging duplicates of such Company property. The Salary Continuation Payments shall commence within 60 days after the date of termination and shall be made on the Company’s regular payroll dates; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Salary Continuation Payments shall begin to be paid in the second calendar year. In the event you miss a regular payroll period between the date of termination and first Salary Continuation Payment, the first Salary Continuation Payment shall include a “catch up” payment.

“Cause” means any of the following: (i) dishonesty, embezzlement, misappropriation of assets or property of the Company; (ii) gross negligence, misconduct, neglect of duties, theft, fraud, or breach of fiduciary duty to the Company; (iii) violation of federal or state securities laws; (iv) breach of an employment, consulting or other agreement with the Company; (v) the conviction of a felony, or any crime involving moral turpitude, including a plea of guilty or nolo contendre; or (v) material unsatisfactory performance as determined by the Board after written notice and a thirty (30) day opportunity to cure.

“Good Reason” means that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following actions undertaken by the Company without your express prior written consent: (i) the material diminution in your responsibilities, authority and function; (ii) a material reduction in your base salary, provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in your base salary that is pursuant to a salary reduction program affecting substantially all of the senior level employees of the Company and that does not adversely affect you to a greater extent than other similarly situated employees; or (iii) a material change in the geographic location at which you must regularly report to work and perform services, except for required travel on the Company’s business. “Good Reason Process” means that (i) you have reasonably determined in good faith that a “Good Reason” condition has occurred; (ii) you have notified the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) you have cooperated in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

Taxes; Section 409A. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its board of directors related to tax liabilities arising from your compensation. Anything in this letter to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you becomes entitled to under this letter on account of your separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. All in-kind benefits provided and expenses eligible for reimbursement under this letter shall be provided by the Company or incurred by you during the time periods set forth in this letter. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. To the extent that any payment or benefit described in this Employment Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). The Company and you intend that this letter will be administered in accordance with Section 409A of the Code. To the extent that any provision of this letter is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this letter are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

Representation Regarding Other Obligations: This offer is conditioned on your representation that you are not subject to any confidentiality, non-competition agreement or any other similar type of restriction that may affect your ability to devote full time and attention to your work at Company. If you have entered into any agreement that may restrict your activities on behalf of the Company, please provide me with a copy of the agreement as soon as possible.

Other Terms: Your employment with the Company shall be on an at-will basis and will be based at the Company’s office in Cambridge, Massachusetts. You or the Company may terminate employment for any reason and at any time, with or without notice. Similarly, the terms of employment outlined in this letter are subject to change at any time. You also will be required to sign the Company’s standard Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement as a condition of your employment. A copy of that Agreement is enclosed. This offer and Agreement shall be governed by the laws of the Commonwealth of Massachusetts. In addition, as with all employees, our offer to you is contingent on your submission of satisfactory proof of your identity and your legal authorization to work in the United States.

We are excited about the opportunity to work with you at Zafgen, Inc. If you have any questions about this information, please do not hesitate to call. Otherwise, please confirm your acceptance of this offer of employment by signing below and returning a copy to me no later than August 30, 2011. We are confident that with you background and skills, you will have an immediate positive impact on our organization.

Very truly yours,

Enclosures

/s/ Thomas Hughes
Thomas Hughes, President

ACKNOWLEDGED AND AGREED:

/s/ Dennis Kim Sep 01, 2011
Dr. Dennis Kim